EXHIBIT 99.1
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                                PRESS RELEASE
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      Newell Rubbermaid Appoints Three Key Executives To Expanded Roles

   ATLANTA, September 2, 2003 - Newell Rubbermaid Inc. (NYSE: NWL) today announced that to accelerate the deployment of the Newell Rubbermaid Operational Excellence initiatives throughout the corporation, and to further streamline the senior management operating structure, it has appointed three key executives to expanded roles effective immediately.

   James J. Roberts has been named Group President and Chief Operating Officer of the Rubbermaid / Irwin Group, and Karl F. Kahofer has been promoted to the role of Group President for Rubbermaid / Irwin's European and Asian Pacific businesses. Robert S. Parker has been named Group President and Chief Operating Officer of the Sharpie / Calphalon Group. Roberts and Parker report to Joseph Galli, Chief Executive Officer, and Kahofer reports to Roberts.

   In a statement Galli said, "This streamlined senior management operating structure will simplify the rollout of companywide initiatives critical to our success, including the Newell Rubbermaid Operational Excellence program. Under Jim and Bob s leadership we will now be able to drive 'NWL OPEX' faster and more consistently throughout the company, leading to improved overall operating results."

   Roberts joined Newell Rubbermaid as Group President of the Irwin Group in April 2001. Over the past two and one-half years he has delivered exceptional results. His successful integration of two key acquisitions and his leadership of NWL OPEX both represent important achievements for the corporation.

   Karl Kahofer has been President - Irwin Home Decor & Tools - Europe & Asia Pacific. He joined the company in August 2001 and has done an exceptional job leading his team through a comprehensive restructuring plan and in delivering consistently outstanding results.

   Bob Parker is a 20-year veteran of the Sanford (Sharpie) writing instrument business. As Group President of the Sharpie Group since 1998, he has done an outstanding job developing this business into a $1.5 billion global writing instrument business delivering exceptional results.

   For financial reporting, the company's segment disclosures for the Rubbermaid, Irwin, Sharpie and Calphalon groups will remain the same.







   Caution Concerning Forward-Looking Statements

   The statements contained in this press release that are not historical in nature are forward-looking statements. Forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and actual results could differ materially from those expressed or implied in the forward-looking statements. For a list of major factors that could cause actual results to differ materially from those projected, refer to Newell Rubbermaid's first quarter 2003 10-Q, Exhibit 99.1, filed with the Securities and Exchange Commission.

   About Newell Rubbermaid

   Newell Rubbermaid Inc. is a global marketer of consumer products with 2002 sales of over $7 billion and a powerful brand family including Sharpie{R}, Paper Mate{R}, Parker{R}, Waterman{R}, Colorific{R}, Rubbermaid{R}, Stain Shield{TM}, Blue Ice{R}, TakeAlongs{R}, Roughneck{R}, Brute{R}, Calphalon{R}, Little Tikes{R}, Graco{R}, Levolor{R}, Kirsch{R}, Shur-Line{R}, BernzOmatic{R}, Goody{R}, Vise-Grip{R}, Quick-Grip{R}, IRWIN{R}, Lenox{R}, and Marathon{R}. The company is headquartered in Atlanta, Georgia and employs approximately 43,000 people worldwide.

   Company Contacts:
   David Honan, Vice President Investor Releations, 770-670-2215
   Dean Werner, Director Corporate Communications, 770-670-2215